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                                                                  EXHIBIT (c)(8)

                              INSTRON CORPORATION
                             1999 STOCK OPTION PLAN

                        INCENTIVE STOCK OPTION AGREEMENT

     WHEREAS, (the "Optionee") is an employee of Instron Corporation (the "Company") or a Subsidiary;

     WHEREAS, the grant of an incentive stock option to the Optionee has been duly authorized by a resolution of the Compensation Committee (the "Committee") of the Board of Directors (the "Board") of the Company duly adopted on
[               ] (the "Date of Grant"); and

     WHEREAS, the option granted hereunder is intended to be an "incentive stock option" within the meaning of that term under Section 422 of the Internal Revenue Code of 1986 (the "Code").

     NOW, THEREFORE, pursuant to the Company's 1999 Stock Option Plan (the "Plan"), the Company hereby grants to the Optionee an option (the "Option") pursuant to this Incentive Stock Option Agreement (the "Agreement") to purchase shares of the Company's common stock, par value $1.00 per share ("Stock"), at the price of Dollars ($ ) per share (the "Option Price"), and agrees to cause certificates for any shares of Stock purchased hereunder to be delivered to the Optionee upon full payment of the Option Price, subject to the applicable terms and conditions of the Plan and this Agreement.

     1. EXERCISE OF OPTION. (a) Unless and until terminated as hereinafter provided, the Option will become exercisable to the extent of one-fifth of the Stock hereinabove specified on each of the first five anniversaries of the Date of Grant for so long as the Optionee remains in the continuous employ of the Company or a Subsidiary. For the purposes of this Agreement, the continuous employment of the Optionee with the Company or a Subsidiary will not be deemed to have been interrupted, and the Optionee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of his employment among the Company and its Subsidiaries or (ii) an approved leave of absence. To the extent that the Option will have so become exercisable, it may be exercised in whole or in part from time to time.

     (b) Notwithstanding the provisions of Subsection (a) of this Section, the Option will become immediately exercisable in full upon a change in control of the Company. For purposes of this Agreement, the term "change in control" will have the meaning given such term under the Plan as in effect on the Date of Grant.

     2. PAYMENT OF OPTION PRICE. The Option Price is payable (a) in cash or by certified or cashier's check or other cash equivalent acceptable to the Company payable to the order of the Company, (b) by surrender of Stock (including by attestation) owned by the Optionee for (i) more than one year prior to the date of exercise and for more than 2 years from the date on which the option was granted, if they were originally acquired by the Optionee pursuant to the exercise of an incentive stock option, or (ii) more than 6 months prior to the date of exercise, if they were originally acquired by the Optionee other than pursuant to the exercise of an incentive stock option, (c) by surrender of exercisable Option Rights (based on the Spread on the date of exercise) or (d) by a combination of surrender of Stock, and exercisable Option Rights and cash or certified or cashier's check; provided, however, that it shall be a condition to the surrender of Stock and/or Option Rights that the Optionee consent in writing to the determination by the Board pursuant to the Plan of Market Value per Share and the Spread.

     3. TERM OF OPTION. The Option will terminate on the earliest of the following dates:

          (a) Three months after the Optionee ceases to be an employee of the Company or a Subsidiary for any reason other than death or disability;

          (b) Six months after the Optionee ceases to be an employee of the Company or a Subsidiary as a result of his death or disability; or

          (c) Ten years from the Date of Grant.

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     4. TRANSFERABILITY. The Option may not be transferred except by will or the laws of descent and distribution and may not be exercised during the lifetime of the Optionee except by the Optionee or the Optionee's guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

     5. COMPLIANCE WITH LAW. The Company will make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company will not be obligated to issue any Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

     6. ADJUSTMENTS. The Board may make any adjustments in the Option Price and in the number and kind of shares of stock or other securities covered by this Agreement in accordance with Section 6 of the Plan.

     7. WITHHOLDING. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with Stock obtained upon the exercise of the Option, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such Stock that the Optionee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. If requested by the Optionee, the Board may accept relinquishment of a portion of such Stock.

     8. EMPLOYMENT RIGHTS. The Plan and this Agreement will not confer upon the Optionee any right with respect to the continuance of employment or other service with the Company or any Subsidiary and will not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate any employment or other service of the Optionee at any time.

     9. RELATION TO OTHER BENEFITS. Any economic or other benefit to the Optionee under this Agreement will not be taken into account in determining any benefits to which the Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary, unless provided otherwise in any such plan.

     10. NOTICES. Any notice necessary under this Agreement will be addressed to the Company or the Committee at the principal executive office of the Company and to the Optionee at the address appearing in the personnel records of the Company for such Optionee, or to either party at such other address as either party may designate in writing to the other. Any such notice will be deemed effective upon receipt thereof by the addressee.

     11. AGREEMENT SUBJECT TO THE PLAN; DEFINITIONS. The Option Rights granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. All terms used herein with initial capital letters have the meanings assigned to them in the Plan or in this Agreement.

     12. AMENDMENTS. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will adversely affect the rights of the Optionee under this Agreement without the Optionee's consent.

     13. SEVERABILITY. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated will be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.

     14. GOVERNING LAW. This Agreement will be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.

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     This Agreement is executed as of the                day of                ,
1999.

                                          INSTRON CORPORATION

                                          By:

                                            ------------------------------------
                                          Title:

     The undersigned Optionee hereby acknowledges receipt of an executed original of this Incentive Stock Option Agreement and a copy of the Stockholders Agreement and accepts the Option subject to the applicable terms and conditions of the Plan and a copy of the Stockholders Agreement and the terms and conditions hereinabove set forth. The Optionee acknowledges that it is a condition to the issuance of Stock upon exercise of the Option in whole or in part that the Optionee shall have executed the Stockholders Agreement, if the Stockholders Agreement is then in effect.

                                          --------------------------------------
                                          Optionee

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